Exhibit 10.2

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is made and entered into as of January 12, 2013 by and between EXAR Corp. (including its subsidiaries) located at 48720 Kato Rd., Fremont, CA 94538 and its affiliates (“Company” or “EXAR”), and Kevin Bauer, party signing below who is also listed on Exhibit A attached hereto (“Contractor”).

Company desires to retain Contractor as an independent contractor to perform certain services for Company, and Contractor is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	SERVICES AND COMPENSATION

(a) Contractor shall perform for Company the services described in Exhibit A attached hereto (the “Services”).

(b) Company shall pay Contractor the compensation set forth in Exhibit A for the performance of the Services as the entire compensation for the Services to Company. Invoices shall be paid within thirty (30) days of receipt of an invoice from Contractor. Invoices should be submitted on or near the completion of milestones or monthly.

(c) Contractor’s services are to be provided on a non-exclusive basis, and Contractor shall diligently perform all of the duties and to devote the time, skill, energy and ability to the performance of all the Services and the fulfillment of all duties as required under this Agreement. The list of duties is set forth in Exhibit A.

(d) Unless otherwise stated in writing in a Statement of Work, the payment amounts or rates given in Statement of Work are Contractor’s total payments, and Contractor is responsible for expenses it incurs in providing the Services. If Contractor is being reimbursed for expenses, Contractor shall keep written records or accounts of his expenses, and of the days during which the Services were rendered as required hereunder, in the form satisfactory to Company and to submit those records and accounts to Company promptly following the end of each month. Company shall reimburse Contractor for all reasonable expenses incurred by Contractor according to the terms specified in Exhibit A. Reimbursement is to be made by Company to Contractor not later than sixty (60) days following receipt by Company of the written reports and accounts as provided above.

(e) Company conducts its business within the highest standards of ethics and integrity. Contractor is expected to conduct business in the same manner with respect to all matters related to this agreement. Contractor shall permit random audits of supplier records in order to verify compliance with the terms of the agreement. These audits will occur at the time and place of Company’s choosing.

(f) Any employees, independent consultants, agents, representatives, and contractors of Contractor who perform services hereunder will be selected by Contractor, but Company shall have the right to reject any such party. Before providing services, any employee, independent consultant, agent, representative and contractor must have agreed in writing to observe these terms and conditions and must have executed a non disclosure and assignment of rights agreement(s) containing terms and conditions at least as restrictive as those in this Agreement and which allow Contractor to grant the assignments to Company as provided herein. Contractor shall not otherwise delegate its obligations hereunder. Concurrently herewith and from time to time, Company may require the employees, independent consultants, agents, representatives, and contractors of Contractor to sign acknowledgements with respect to the foregoing.

2.	CONFIDENTIALITY

(a) Definition. “Confidential Information” means any Company proprietary information, Company technical data, Company trade secrets or Company know-how, including, but not limited to, research, product plans, products, services, suppliers, employee lists and employees, customers lists and customers (including but not limited to customers of Company with whom Contractor may become acquainted during the term of the Consultancy relationship), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, budgets or other business information disclosed by Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment. Confidential Information does not include information which: (i) is known to Contractor at the time of disclosure to Contractor by Company as evidenced by written records of Contractor’s, (ii) has become publicly known and made generally available through no wrongful act of Contractor’s, or (iii) has been rightfully received by Contractor from a third party who is authorized to make such disclosure.

(b) Non-Use and Non-Disclosure. Contractor shall prevent disclosure and shall not, during or subsequent to the term of this Agreement, use Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of Company or disclose Company’s Confidential Information to any third party. It is understood that said Confidential Information shall remain the sole property of Company. Contractor further agree to take all reasonable precautions to prevent any violation of these provisions (or the other provisions of this Agreement), including, without limitation, requiring, all of Contractor’s employees, independent consultants, agents, representatives and contractors performing Services hereunder to execute a written agreement protecting Confidential Information received by Contractor and containing provisions at least as restrictive as those set forth in this Agreement.

(c) Third Party Confidential Information. Contractor recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Contractor agrees that Contractor owes Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for Company consistent with Company’s agreement with such third party.

(d) Third Party Confidential Information. Contractor agrees that Contractor will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current client or other person or entity with which Contractor has an agreement or duty to keep in confidence information acquired by Contractor, if any, and that Contractor will not bring onto the premises of Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Contractor also agrees that the employees provided by Contractor will not use the resources of Contractor’s former or current clients. Contractor will indemnify Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorney’s fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from Company’s use of the work product of Contractor’s under this Agreement.

3.	OWNERSHIP

(a) Assignment. Contractor agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, made or discovered by Contractor, solely or in collaboration with others, during the period of this Agreement which relate in any manner to the business of Company that Contractor may be directed to undertake, investigate or experiment with, or which Contractor may become associated with in work, investigation or experimentation in the line of business of Company in performing the Services hereunder (collectively, “Work Product”), are the sole property of Company. Contractor further agrees to assign (or cause to be assigned) and do hereby assign fully to Company all Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

(b) Further Assurances. Contractor shall assist Company, or its designee, at Company’s expense, in every proper way to secure Company’s rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Contractor further agrees that Contractor’s obligation to execute or cause to be executed, when it is in Contractor’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

(c) Maintenance of Records. Contractor shall keep and maintain adequate and current written records of all Work Product made by Contractor (solely or jointly with others) during the term of this Agreement. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Company. The records will be available to and remain the sole property of Company at all times and will be returned to Company upon the termination of this Agreement or Company’s earlier request.

(d) Pre-Existing Materials. Contractor agrees that if in the course of performing the Services, Contractor incorporates into any Work Product developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Contractor or in which Contractor has an interest (“Pre- Existing Materials”), (i) Contractor shall inform Company, in writing, before incorporating any such Pre-Existing Materials into any Work Product; and, whether or not Contractor comply with the foregoing, (ii) Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license (including the right to sublicense) to use, reproduce, distribute, perform, display prepare derivative works of, make, have made, modify, sell, import and export sell any such Pre-Existing Materials as part of or in connection with such Work Product or the business of Company. Contractor shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned in whole or in part by any third party into any Work Product without Company’s prior written permission.

(e) Attorney in Fact. Contractor agrees that if Company is unable because of Contractor’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Contractor’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Work Product assigned to Company above, then Contractor hereby irrevocably designate and appoint Company and its duly authorized officers and agents as Contractor’s agent and attorney in fact, to act for and in Contractor’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Contractor.

(f) Inventions Assigned to the United States. Contractor shall assign to the United States government all of Contractor’s right, title, and interest in and to any and all Work Product whenever such full title is required to be in the United States by a contract between Company and the United States or any of its agencies.

(g) Representations and Warranties. Contractor hereby represents and warrants that (i) all Work Product will be Contractor’s original work; (ii) the Work Product will not infringe the copyright, patent, trade secret, or any other intellectual property right of any third party; (iii) the Work Product will not be obscene, libelous, or violate the right of privacy or publicity of any third party; (iv) neither the Work Product nor any element thereof will be subject to any restrictions, mortgages, liens, encumbrances, security interests or encroachments; (v) all of Contractor’s employees, independent consultants, agents, representatives and contractors, as applicable, performing any of the Services have executed written non disclosure, assignment of rights and other appropriate agreements sufficient to protect the confidentiality of the Confidential Information, and sufficient to allow Contractor to grant the assignments to Company as provided herein; and (vi) the Work Product will not contain any virus, trap door, worm, or any other device that is injurious or damaging to software or hardware used in conjunction with the Work Product.

4.	CONFLICTING OBLIGATIONS

Contractor certifies that Contractor has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Contractor from complying with the provisions hereof, and further certifies that Contractor will not enter into any such conflicting agreement during the period of Contractor’s consultancy to Company.

5.	REPORTS

Contractor agrees that Contractor will from time to time during the term of this Agreement or any extension thereof keep Company advised as to Contractor’s progress in performing the Services hereunder and that Contractor will, as requested by the Company, prepare written reports with respect thereto.

6.	RETURN OF MATERIALS

Upon the termination of this Agreement, or upon Company’s earlier request, Contractor shall deliver to Company all of Company’s property or Confidential Information that Contractor may have in Contractor’s possession or control and, upon Company’s request to sign and deliver to Company a confirmation of same.

7.	TERM AND TERMINATION

(a) Term. This Agreement will commence on the date first written above and will continue through (i) July 11, 2013 or (ii) termination as provided below.

(b) Termination. Company may terminate this Agreement immediately and without prior notice if Contractor refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement. Any such notice shall be addressed to Contractor at the address shown below or such other address as either party may notify the other of and shall be deemed given upon delivery if personally delivered, or forty-eight (48) hours after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested.

(c) Survival. Upon such termination all rights and duties of the parties toward each other shall cease except Sections 2, 3, 5, 7 and 9-19 shall survive termination of this Agreement.

(d) Upon termination, if Contractor has performed the Services to the satisfaction of Company and Contractor is not in breach hereunder, Company shall pay, within thirty (30) days of the effective date of termination, all amounts owing to Contractor for Services completed and accepted by Company prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation) hereof; and all further obligation or liability of Company to Contractor other than set forth above, shall cease and terminate as of the termination of this Agreement.

8.	INDEPENDENT CONTRACTOR

It is the express intention of the parties that Contractor is an independent contractor. Nothing in this Agreement shall in any way be construed to constitute Contractor as an agent, employee or representative of Company, and Contractor shall perform the Services hereunder as an independent contractor. This Agreement does not constitute a hiring by either party. Contractor shall be under the control of Company as to the result of Contractor’s work only, and not as to the means by which such results are accomplished. Contractor shall not be considered under the provisions of this Agreement or otherwise as having employee status. It is understood that the relationship of Contractor to Company shall not bring Contractor under the provisions of the United States Social Security Act, the State Unemployment Act, or any similar act wherein coverage is based on the relationship of employee or employer. Except to the extent specified on the schedule/SOW, Contractor shall furnish (or reimburse Company for) all tools and materials necessary to accomplish this contract, and shall incur all expenses associated with performance, except as expressly provided on Exhibit A of this Agreement. Contractor acknowledges and agrees that Contractor is obligated to report as income all compensation received by Contractor pursuant to this Agreement, and Contractor shall and acknowledge the obligation to pay all self-employment and other taxes thereon. In furtherance and not in limitation of the foregoing, no statement in Section 11 (Arbitration and Equitable Relief) shall be construed as modifying Contractor’s status as an independent contractor.

9.	BENEFITS

Contractor acknowledges and agrees and it is the intent of the parties hereto that Contractor receive no Company- sponsored benefits from Company either as a Contractor or employee. Such benefits include, but are not limited to, paid vacation, sick leave and medical insurance. If Contractor is reclassified by any governmental or other authority or court as an employee, Contractor will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of Company’s benefit plans in effect at the time of such reclassification Contractor would otherwise be eligible for such benefits.

10.	ARBITRATION AND EQUITABLE RELIEF

(a) Arbitration Subject to the provisions of subsection (b) below, contractor and company agree that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this agreement, shall be settled by arbitration to be held in Santa Clara county, California, in accordance with the rules of the American Arbitration Association then in effect. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) Equitable Remedies The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

(c) Independent Contractor Status Contractor understands that nothing in this section modifies contractor’s status as an independent contractor.

(d) Waiver of Jury Trial Contractor understands that this arbitration clause constitutes a waiver of contractor’s right to a jury trial and relates to the resolution of all disputes relating to all aspects of the relationship between contractor and company (except as provided in subsection (b) above), including, but not limited to, the following claims:

i. any and all claims for breach of contract, both express and implied breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; defamation; and wrongful discharge of employment.

ii. any and all claims for violation of any federal, state or municipal statute, including, but not limited to, title vii of the civil rights act of 1964, the civil rights act of 1991, the age discrimination in employment act of 1967, the americans with disabilities act of 1990, the fair labor standards act, the California fair employment and housing act, and labor code section 201, et seq.;

iii. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.

(e) Costs Company and contractor shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses unless otherwise required by law.

(f) Acknowledgment Contractor has read and understands this section, which discusses arbitration. Contractor understands that by signing this agreement, contractor shall submit any claims arising out of, relating to, or in connection with this agreement, or the interpretation, validity, construction, performance, breach or termination thereof, to binding arbitration, except as provided in subsection (b) above, and that this arbitration clause constitutes a waiver of contractor’s right to a jury trial and relates to the resolution of all disputes relating to all aspects of the relationship between the parties.

11.	ASSIGNMENT

Neither this Agreement nor any right hereunder nor interest herein may be assigned or transferred by Contractor without the express written consent of Company. Contractor warrants that Contractor will not engage the services of independent contractors to provide any Services under this Agreement without the prior written consent of Company.

12.	INDEMNITY

Contractor further agrees to indemnify and hold harmless Company and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorney’s fees and other legal expenses, arising directly or indirectly from: (i) any suit or proceeding brought against Company or its parent or subsidiaries for violation of legally protected rights of any third parties, including but not limited to, copyright, patent trade secret, unfair competition or any and all other claims arising out of the receipt, reliance upon or use by Company or its parent or subsidiaries of the Work Product, reports, and other documents and information furnished by or created by Contractor or Contractor’s employees in performing Services, (ii) a determination by a court or agency that Contractor is not an independent contractor, (iii) any negligent, reckless or intentionally wrongful act of Contractor or Contractor’s assistants, employees or agents, or (iv) any breach by Contractor or Contractor’s assistants, employees or agents of any of the representations, warranties or covenants contained in this Agreement.

13.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of California, without reference to its conflict of law principles.

14.	ENTIRE AGREEMENT

This Agreement is the entire agreement of the parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

15.	NO WAIVER

No failure, refusal, neglect, delay, waiver, forbearance, or omission of either Party under this Agreement to exercise any right under this Agreement, or to insist upon full compliance by the other with the obligations outlined in this Agreement shall constitute a waiver of any provisions of this Agreement.

16.	NO SOLICITATION – EMPLOYEES

Company agrees not to solicit the services of nor employ any of Contractor’s employees, either directly of indirectly, either for his own company or any other companies, during the term of this Agreement and for a period of eighteen (18) months thereafter.

17.	COMPLIANCE WITH LAW AND POLICY

(a) Contractor agrees at all times to comply with all applicable laws including those of the United States and the various states of the United States. Contractor further warrants that he/she is familiar with the Foreign Corrupt Practices Act of the United States and agrees that his/her/its activities undertaken pursuant to this Agreement shall at all times be consistent with this law and any similar law as well as all import and export laws, restrictions, national security controls and regulations of the United States and any applicable foreign agency or authority. Contractor shall not import, export or re-export, or authorize the export or re-export of any product, technology, or information that it obtains or learns hereunder, or any copy or direct product thereof, in violation of any of such laws, restrictions, or regulations or without any license or approval required thereunder. Any and all obligations of the parties hereunder shall be subject in all respects to such laws, restrictions, and regulations.

(b) Contractor shall abide by all rules of conduct applicable to Company employees or visitors, including, without limitation, Company’s policies regarding ethics, conflicts of interest, appropriate use of information technology, insider trading and prohibiting sexual or other harassment.

18.	ATTORNEYS’ FEES

In any court action at law or equity which is brought by one of the parties to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorney’s fees, in addition to any other relief to which that party may be entitled.

19.	SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“COMPANY”: EXAR CORPORATION

By:	/s/ Thomas R. Melendrez

Name:	Thomas R. Melendrez

Title:	EVP, Legal

Date:	12-14-12

CONTRACTOR:

By:	/s/ Kevin Bauer

Name:	Kevin Bauer

Title:

Date:	12/14/2012

EXHIBIT A (STATEMENT OF WORK)

SERVICES AND COMPENSATION

Contractor Name: Kevin Bauer

Address: 290 Yerba Buena Place, Fremont, CA 94536

Effective Date: January 12, 2013

Term: through July 11, 2013

Compensation:

•

TOTAL OF $25,000.00, payable in a lump sum, for full time availability and assistance in satisfactorily closing, reconciling and preparing the Quarterly Financials for FY13 Q3 and providing assistance to the CEO and/or CFO in the preparation of the FY13 Q3 Earnings Release statement;

•

Continued vesting of outstanding shares granted prior to January 11, 2013 for providing expertise and services up to a maximum of ten (10) hours per month to assist EXAR and any of its subsidiaries in any and all issues related to the transition of management duties, projects and responsibilities within the Finance Division.

Contractor’s direction and contact will be exclusively with the CEO and/or the CFO, unless otherwise directed.